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Pike Electric Reports Fiscal Second Quarter 2008 Results
-- Company Updates Outlook for Fiscal 2008 --

MT. AIRY, N.C., February 5, 2008 - PRNewswire - Pike Electric Corporation (NYSE: PEC) today announced the results for its fiscal second quarter ended December 31, 2007.

Fiscal 2008 Second Quarter Results
Total revenues for the second quarter of fiscal 2008 were $143.1 million, compared to $148.4 million in the second quarter of fiscal 2007. Core powerline revenues for the second quarter of fiscal 2008 were $123.5 million, as compared to $134.3 million for the second quarter of fiscal 2007. Core powerline revenue per billable hour increased 7.1% year over year, reflecting more favorable pricing from contract renegotiations and the elimination of certain accounts that did not meet the Company’s profitability goals. Core powerline billable hours decreased 14.1% year over year in the quarter due primarily to reduced headcount as a result of the exiting of certain contracts, in addition to increases in storm restoration work, which diverted some man-hours from core powerline work. Storm restoration revenues totaled $19.6 million for the second quarter of fiscal 2008 due to damage caused by winter storms primarily in the Midwest and Mid-Atlantic regions, compared to $14.1 million for the second quarter of fiscal 2007.

Gross profit for the second quarter of fiscal 2008 was $24.5 million, or 17.1% of revenue, compared to $24.5 million, or 16.5% of revenue, for the second quarter of fiscal 2007. The 60 basis point improvement in gross margin year over year was primarily due to an increase in higher margin storm revenue, operational efficiency improvements and the successful elimination of certain lower margin accounts and services during fiscal 2007, partially offset by a $0.5 million investment in new fire retardant uniform shirts.

General and administrative expenses for the second quarter of fiscal 2008 were $10.6 million, or 7.4% of revenue, compared to $10.7 million, or 7.2% of revenue, for the second quarter of fiscal 2007. Lower legal and accounting expenses in the quarter were partially offset by an increase in cost related to information technology staffing and initiatives. Interest expense decreased 25.2% to $3.8 million compared to the second quarter of fiscal 2007 primarily due to lower debt balances.

During the second quarter of fiscal 2008, the Company determined that it was highly likely that certain idle equipment would be sold in the near future, and not placed back into service. Accordingly, the Company recorded a $1.9 million ($1.2 million net of tax or $0.03 per diluted share) impairment charge.

Net income for the second quarter of fiscal 2008 totaled $5.1 million, or $0.15 per diluted share, compared to net income of $5.2 million, or $0.16 per diluted share, for the second quarter of fiscal 2007.

The Company has reduced total debt by $24.0 million during the first six months of fiscal 2008.

Pike Electric Corporation

"During the second quarter, Pike continued to drive profitable business as we focused on improving productivity and efficiency,” stated J. Eric Pike, Chairman and Chief Executive Officer of Pike Electric. “Our decision to exit certain low margin accounts during fiscal 2007 contributed to our gross profit margin expansion as we realized improved pricing, but also continued to affect our year over year revenues. We benefited during the quarter from higher storm restoration work as we responded to the winter storms in the Midwest and Mid-Atlantic regions. As a result, our core powerline revenues were impacted, as we diverted man-hours to storm work.”

“Our primary goal is to deliver consistent core powerline performance over the long term, while maintaining industry-leading profitability levels,” continued Mr. Pike. “While we expect growth in the near term to remain moderate in light of the difficult economic conditions, we remain focused on capturing profitable business and building the capacity and quality of our workforce. Solid industry fundamentals continue to support long term demand for maintenance and upgrades to the distribution and transmission network. With the right people in place, we believe we will be well positioned to capitalize on our customers’ growth over the coming years.”

Six Months Ended December 31, 2007 Results
Total revenues for the six months ended December 31, 2007 were $282.9 million, as compared to $298.2 million for first six months of fiscal year 2007. Core powerline revenues were $258.4 million for the six months ended December 31, 2007, as compared to $271.9 million for the same period in fiscal 2007, as an 8.6% increase in core powerline revenue per billable hour was offset by the 12.5% decline in core powerline billable hours. Storm restoration revenues totaled $24.5 million for the six-month period compared to $26.3 million in fiscal 2007. Gross profit totaled $47.7 million for the six months ended December 31, 2007, as compared to $44.3 million for the same period in fiscal 2007. Gross profit as a percentage of revenue increased to 16.9% from 14.8% in fiscal year 2007 due to operational efficiency improvements and the successful elimination of certain lower margin accounts and services during fiscal 2007. Net income for the first six months of fiscal 2008 totaled $10.4 million, or $0.31 per diluted share, compared to net income of $6.8 million, or $0.21 per diluted share, for the first six months of fiscal 2007.

Outlook
Based on a challenging economic environment and current market conditions, the Company now expects fiscal year 2008 core powerline revenues to range from $520 million to $530 million revised from its prior expectation of $550 million to $560 million. The Company continues to expect total gross profit margins to be in the range of 16% to 17% and general and administrative expenses to be in a range of 7% to 8% of revenues.

Storm restoration revenues are unpredictable from year-to-year, and are entirely dependant on the weather. Therefore the Company is not providing fiscal 2008 storm restoration revenue guidance. Any significant variations in storm restoration revenues may result in year-to-year fluctuations in core powerline revenue growth.

Conference Call
Pike Electric will host a conference call today to discuss financial results for its fiscal second quarter ended December 31, 2007 at 5:00 p.m. EST on February 5, 2008. This call is being web cast and can be accessed by visiting the Investor Relations section of the Company's website at www.pike.com. The call can be accessed live over the phone by dialing (888) 218-8125, or for international callers, (913) 312-6672. A replay will be available shortly after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820. The passcode is 1944477. The replay will be available until February 12, 2008.

Pike Electric Corporation

About Pike Electric
Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Its core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. The Company's common stock is traded on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the Company's website at www.pike.com.

Safe Harbor
This press release contains forward-looking statements that relate to Pike Electric's plans, objectives and estimate, and include those in the “Outlook” section above. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and factors, please refer to the Risk Factor section of Pike Electric's Annual Report on Form 10-K for the fiscal year ending June 30, 2007 and in its other filings with the Securities and Exchange Commission. Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by applicable law.

PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31,	June 30,
	2007	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$60	$1,467
Accounts receivable from customers, net	71,772	59,603
Work completed not billed	37,342	44,527
Inventories	8,784	8,535
Prepaid expenses and other	4,916	6,219
Deferred income taxes	15,056	13,633
Total current assets	137,930	133,984
Property and equipment, net	247,963	267,740
Goodwill	94,402	94,402
Other intangibles, net	41,647	43,228
Deferred loan costs, net	3,612	4,482
Other assets	1,661	1,661
Total assets	$527,215	$545,497

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,127	$8,503
Accrued compensation	20,314	20,597
Accrued expenses and other	3,207	4,447
Income taxes payable	2,214	6,146
Current portion deferred compensation	4,641	3,544
Current portion of insurance claim accruals	28,399	26,669
Revolving credit facility	800	-
Total current liabilities	68,702	69,906
Long-term debt, net of current portion	166,700	191,500
Insurance and claim accruals, net of current portion	11,170	10,894
Deferred compensation, net of current portion	5,935	9,315
Deferred income taxes	64,119	67,259
Other liabilities	916	562
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 100,000 shares
authorized; no shares issued and outstanding	-	-
Common stock, par value $0.001 per share; 100,000 shares
authorized; 33,131 and 32,916 shares issued and outstanding
at December 31, 2007 and June 30, 2007, respectively	6,427	6,426
Additional paid-in capital	146,349	142,849
Accumulate other comprehensive income (loss)	(260)	(8)
Retained earnings	57,157	46,794
Total stockholders’ equity	209,673	196,061
Total liabilities and stockholders’ equity	$527,215	$545,497

PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three months ended December 31,		Six months ended December 31,
	2007	2006	2007	2006
Revenues	$143,116	$148,369	$282,852	$298,224
Cost of operations	118,653	123,857	235,110	253,972

Gross profit	24,463	24,512	47,742	44,252
General and administrative expenses	10,564	10,722	20,876	22,278
Loss on sale and impariment of property and equipment	1,939	131	1,984	498

Income from operations	11,960	13,659	24,882	21,476
Other expense (income):
Interest expense	3,774	5,045	8,146	10,223
Other, net	(64)	(58)	(125)	(116)
Total other expense	3,710	4,987	8,021	10,107

Income before income taxes	8,250	8,672	16,861	11,369
Income tax expense	3,171	3,452	6,498	4,547

Net income	$5,079	$5,220	$10,363	$6,822

Earnings per share:
Basic	$0.15	$0.16	$0.32	$0.21
Diluted	$0.15	$0.16	$0.31	$0.21

Shares used in computing earnings per share:
Basic	32,833	32,353	32,764	32,288
Diluted	33,668	33,242	33,677	33,233